Free Writing Prospectus
Dated November 8, 2022
Filed Pursuant to Rule 433
Registration No. 333-267071

On November 8, 2022, Eargo, Inc. (“Eargo” or the “Company”) issued a press release reminding stockholders of various important deadlines relating to the Company’s previously announced rights offering. Certain information linked within this communication have been previously filed under the cover of Free Writing Prospectus. The text of the press release can be viewed below:

IMPORTANT REMINDER FOR EARGO STOCKHOLDERS OF RECORD AS OF
OCTOBER 24, 2022:

DEADLINE TO PARTICIPATE IN EARGO RIGHTS OFFERING FOR U.S. REGISTERED
HOLDERS:
5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 17, 2022

DEADLINE TO PARTICIPATE IN EARGO RIGHTS OFFERING FOR U.S. HOLDERS
WHO HOLD SHARES THROUGH A BROKERAGE ACCOUNT:
2:15 P.M., NEW YORK CITY TIME, ON NOVEMBER 17, 2022

DEADLINE TO PARTICIPATE IN EARGO RIGHTS OFFERING FOR NON-U.S.
HOLDERS:
11:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 10, 2022

•	Eargo stockholders should contact Morrow Sodali, Eargo’s information agent for the rights offering, for assistance in participating in the rights offering by calling (800) 662-5200.

•	Eargo stockholders who own shares of Eargo common stock through a broker, dealer or nominee should contact such broker, dealer or nominee to participate in the rights offering.

SAN JOSE, Calif., Nov. 8, 2022 (GLOBE NEWSWIRE) – Eargo, Inc. (“Eargo” or the “Company”) (NASDAQ: EAR), a medical device company on a mission to improve the quality of life for people with hearing loss, today reminds EAR stockholders of record as of the close of business on October 24, 2022 (the “Record Date”) of certain relevant deadlines for participation in Eargo’s rights offering.

On October 31, 2022, Eargo announced the launch of a rights offering of an aggregate of 375,000,000 shares of common stock at a subscription price of $0.50 per share (the “Rights Offering”). Stockholders of Eargo as of the Record Date have each received one subscription right for each share of common stock owned on the Record Date. Each subscription right entitles the holder to subscribe in the Rights Offering to purchase 9.5151 newly issued shares of common stock at a subscription price of $0.50 per share. For example, a stockholder that held 1,000 shares as of the Record Date would receive subscription rights entitling them to purchase 9,515 shares, at a price of $0.50 per share.

The Company intends to close the Rights Offering on or before November 25, 2022. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on November 17, 2022 for U.S. registered holders, 2:15 p.m., New York City time, on November 17, 2022 for U.S. beneficial holders (i.e., stockholders who hold our shares through a broker, dealer or nominee) and 11:00 a.m., New York City time, on November 10, 2022 for non-U.S. Holders, subject to the Company’s decision to extend the period for exercising the rights.

How to Participate

Stockholders that hold their shares in a brokerage account (which includes nearly all stockholders) who wish to participate should promptly contact their broker, dealer or nominee to obtain information about any important timing or other requirements for subscribing. Please review the prospectus related to the Rights Offering (the “Prospectus”), which may be accessed at the SEC’s website here, and visit our website related to the Rights Offering here for further information on how to participate.

Contact information for commonly used brokers:

•	Call J.P. Morgan at 888-994-5626, option 2

o	When you reach an advisor, ask to speak with “Corporate Actions” and indicate that you are calling regarding the rights offering of Eargo, Inc.

•	Call Schwab at 800-323-4332, option 3

•	Call TD Ameritrade at 888-723-8504, option 1

•	Call Fidelity at 800-343-3548 and respond “Corporate Actions” to the automated voice prompt.

o	If asked if you are calling about a tender offer by the automated system, respond “Yes.”

o	If asked for further options by the automated system, respond “Portfolio Advisory Service Account.”

o	When you reach an advisor, indicate you are calling regarding the rights offering of Eargo, Inc.

•
Call E-Trade at 1-800-661-4587 for the Corporate Actions line directly. If you follow a text or email message you receive from E-Trade and call 1-800-387-2331, respond “Corporate Actions” to the automated voice response.

o	Once prompted, you should indicate you are calling regarding the rights offering of Eargo, Inc.

•	Contact Robinhood at https://robinhood.com/contact

•	To participate, please include the stock symbol for the offer (EAR) and the number of shares you’d like to participate with.

•
For brokers not listed above, stockholders should contact their broker’s customer service department and ask to speak with Corporate Actions. From here, stockholders should be directed to someone who can help.

•	EAR stockholders who hold shares directly can follow the instructions set forth above and in the materials sent in the mail.

•
EAR stockholders should contact Morrow Sodali, EAR’s information agent for the rights offering,  with any questions or to request documents at (800) 662-5200 (EAR stockholders call toll-free) or (203) 658-9400 (bankers and brokers call collect), or email at EAR.info@investor.morrowsodali.com

Stockholders that hold their shares in their own name who wish to participate must deliver a properly completed rights certificate to Continental Stock Transfer & Trust Company, as subscription agent, before 5:00 p.m., New York City time, on November 17, 2022 and payment via one of the two below options:

1.	Check, certified check, or U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as subscription agent for Eargo, Inc.”; or

2.
Wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering at: JPMorgan Chase Bank; ABA #021000021; Acct # 475468767; Reference: Eargo, Inc.

The Rights Offering is being made only by means of the Prospectus dated October 27, 2022 and filed with the Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offer will be made only by means of a prospectus. Stockholders are urged to read the Prospectus, including the section titled “Risk Factors” beginning on page 10, and other documents the Company has filed with the SEC for more complete information about the Company and the Rights Offering.

About Eargo

Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated, Class I or Class II exempt devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, email or video chat. Eargo hearing aids are offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Eargo’s sixth generation device, Eargo 6, is an FDA Class II exempt hearing device featuring Sound Adjust technology that automatically optimizes the soundscape as the user moves between environments. Eargo 6 is available for purchase here.

Related Links
http://eargo.com

Investor Contact
Nick Laudico
Senior Vice President of Corporate Strategy and Investor Relations
ir@eargo.com

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact contained in this communication are forward-looking statements, including statements regarding the investment by Patient Square Capital, including the conversion of the notes, the terms of the Rights Offering, including the timing and completion of the Rights Offering, or if it will be completed at all, and stockholder participation in the Rights Offering.  Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to the conversion of the notes issued pursuant to the Patient Square Capital investment; the timing and completion of the Rights Offering, or if it will be completed at all, and stockholder participation in the Rights Offering.  These and other risks are described in greater detail under the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.  Any forward-looking statements in this communication are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this communication.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The Company filed a registration statement on Form S-1 (File No. 333-267071) on August 25, 2022, amended registration statements dated October 25, 2022 (as amended, the “Registration Statement”) and a final prospectus dated October 27, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.   You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain copies of the Prospectus by contacting Morrow Sodali, the information agent for the offering, at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
E-mail: EAR.info@investor.morrowsodali.com

No Offer or Solicitation

This communication shall not constitute an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Company be offered or sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful. It is an outline of matters for discussion only.  Neither the SEC nor any state securities commission has approved or disapproved of the transactions contemplated hereby or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.  Stockholders of the Company are urged to read the Registration Statement and the documents incorporated by reference therein before making any investment decision with respect to the Rights Offering because they will contain important information regarding the proposed Rights Offering transaction.  You should not construe the contents of this communication as legal, tax, accounting or investment advice or a recommendation.  You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein.